                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                             Extreme Networks, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   30226D 10 6
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

This Schedule 13G includes 6,276,024 shares (5.4%) of Issuer held by Norwest Limited LP, LLLP, a subsidiary of Wells Fargo & Company that is not eligible to file a Schedule 13G pursuant to Rule 13d-1(b) but is eligible to file a Schedule 13G pursuant to Rule 13d-1(c).

                                       13G

CUSIP NO. 30226D 10 6

--------------------------------------------------------------------------------
 1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Wells Fargo & Company
       Tax Identification No. 41-0449260
--------------------------------------------------------------------------------
 2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
 3)    SEC USE ONLY

--------------------------------------------------------------------------------
 4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                     (5)   SOLE VOTING POWER

    NUMBER OF              6,554,615
     SHARES         ------------------------------------------------------------
                     (6)   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               800
                    ------------------------------------------------------------
      EACH           (7)   SOLE DISPOSITIVE POWER

    REPORTING              6,291,424
      PERSON        ------------------------------------------------------------
                     (8)   SHARED DISPOSITIVE POWER
      WITH
                           824
--------------------------------------------------------------------------------
 9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,557,415
--------------------------------------------------------------------------------
10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON*

       HC
--------------------------------------------------------------------------------

                                       13G

CUSIP NO. 30226D 10 6

--------------------------------------------------------------------------------
 1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Norwest Limited LP, LLLP
       Tax Identification No. 41-1970247
--------------------------------------------------------------------------------
 2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
 3)    SEC USE ONLY

--------------------------------------------------------------------------------
 4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                     (5)   SOLE VOTING POWER

    NUMBER OF              6,276,024
     SHARES         ------------------------------------------------------------
                     (6)   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0
                    ------------------------------------------------------------
      EACH           (7)   SOLE DISPOSITIVE POWER

    REPORTING              6,276,024
      PERSON        ------------------------------------------------------------
                     (8)   SHARED DISPOSITIVE POWER
      WITH
                           0
--------------------------------------------------------------------------------
 9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,276,024
--------------------------------------------------------------------------------
10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

Item 1(a)  Name of Issuer:

           Extreme Networks, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           3585 Monroe Street
           Santa Clara, CA 95051

Item 2(a)  Name of Person Filing:

           1.  Wells Fargo & Company
           2.  Norwest Limited LP, LLLP

Item 2(b)  Address of Principal Business Office:

           1.  Wells Fargo & Company
               420 Montgomery Street
               San Francisco, CA  94104

           2.  Norwest Limited LP, LLLP
               Sixth and Marquette
               Minneapolis, MN 55479

Item 2(c)  Citizenship:

           1.  Wells Fargo & Company: Delaware
           2.  Norwest Limited LP, LLLP: Delaware

Item 2(d)  Title of Class of Securities:

           Common Stock

Item 2(e)  CUSIP Number:

           30226D106

Item 3     The person filing is a:

           1. Wells Fargo & Company: Parent Holding Company in accordance with 240.13d-1(b)(1)(ii)(G)
           2.  Norwest Limited LP, LLLP: Not applicable.

Item 4     Ownership:

           See Items 5-11 of each cover page. Information as of December 31, 2003.

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities, check the following [_].

Item 6     Ownership of More than Five Percent on Behalf of Another
           Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           See Attachment A.

Item 8     Identification and Classification of Members of the Group:

           Not applicable.

Item 9     Notice of Dissolution of Group:

           Not applicable.

Item 10    Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  February 10, 2004

WELLS FARGO & COMPANY



By:  /s/ Laurel A. Holschuh
     ----------------------------------------------
         Laurel A. Holschuh, Senior Vice President
          and Secretary

                                  ATTACHMENT A

The Schedule 13G to which this attachment is appended is filed by Wells Fargo & Company on behalf of the following subsidiaries:

     First Allied Securities, Inc. (1)(2)
     Norwest Limited LP, LLLP (3)
     Wells Fargo Bank, National Association (4)
     Wells Fargo Bank Iowa, National Association (4)
     Wells Fargo Bank Minnesota, National Association (4)
     Wells Fargo Funds Management, LLC (1)
     Wells Fargo Investments, LLC (1)(2)

------------------

(1) Classified as a registered investment advisor in accordance with Regulation 13d-1(b)(1)(ii)(E).
(2) Classified as a broker dealer in accordance with Regulation 13d-1(b)(1)(ii)(A).
(3) Norwest Limited LP, LLLP is a Delaware limited liability limited partnership that is not one of the entities listed in Rule 13d-1(b)(1)(ii) and is included in this filing pursuant to Rule 13d-1(c).
(4) Classified as a bank in accordance with Regulation 13d-1(b)(1)(ii)(B).